Exhibit 16.1

MGO LETTERHEAD

December 15, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 10, 2025, to be filed by our former client, AIxCrypto Holdings, Inc. (formerly known as Qualigen Therapeutics, Inc.) We agree with the statements made in response to that Item insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Macias Gini & O’Connell LLP

Irvine, California

December 15, 2025